Exhibit (21)

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Subsidiaries of Atrion Corporation
as of December 31, 1996

                                  State of
        Subsidiary              Incorporation   Ownership

Alabama-Tennessee Natural
 Gas Company                       Alabama        100%

Central Gas Company                Alabama        100%

Tennessee River Development
 Company                           Alabama        100%

AlaTenn Energy Marketing
 Company                           Alabama        100%

Tennessee River Intrastate
 Gas Company                       Alabama        100%

AlaTenn Credit Corp.               Alabama        100%

AlaTenn Pipeline Company           Alabama        100%

Atrion Medical Products            Alabama        100%

Halkey-Roberts Corporation         Florida        100%
